                      Shopko Stores, Inc. and Subsidiaries
                Exhibit 12 - Statements Re Computation of Ratios
                     (In Thousands, Except Per Share Data)



                                                    Year to Date as of              Fiscal Years Ended
                                                 ----------------------------------------------------------------
                                                 November 30, December 2, February 24,  February 25, February 26,
                                                    1996         1995         1996         1995         1994
                                                 (40 Weeks)   (40 Weeks)   (52 Weeks)   (52 Weeks)   (52 Weeks)
                                                 ----------------------------------------------------------------
    Ratio of Earnings to Fixed Charges
    ----------------------------------
    Computation of Earnings
 1  Pretax Income                                 $ 33,954     $ 28,440     $  63,140     $ 62,418     $ 52,889
 2  Add previously capitalized interest
      amortized during the period                      421          411           540          503          418
 3  Less interest capitalized during
      the period                                       128          190           249        1,309        2,140
                                                  --------     --------     ---------     --------     --------
 4  Total earnings (sum of lines 1 to 3)            34,247       28,661        63,431       61,612       51,167

    Computation of Fixed Charges

 5  Interest (1)                                    25,111       27,261        34,531       30,351       23,557
 6  Interest factor in rental expense                2,060        2,088         2,689        2,403        1,908
                                                  --------     --------     ---------     --------     --------
 7  Total fixed charges (sum of lines
      5 and 6)                                      27,171       29,349        37,220       32,754       25,465

 8  TOTAL EARNINGS AND
      FIXED CHARGES (line 4
      plus line 7)                                $ 61,418     $ 58,010     $ 100,651     $ 94,366     $ 76,632
                                                  ========     ========     =========     ========     ========
 9  Ratio (line 8 divided by line 7)                   2.3          2.0           2.7          2.9          3.0

    (1) Includes capitalized interest